Member Audio/Web Conference August 2, 2012 Exhibit 99.1

Data set forth in these slides includes unaudited data. This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.
Forward looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors.  Such factors may include, but are not limited to, other than temporary impairment of investment securities, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products and consolidated obligations, changes in the System’s debt rating or the
Bank’s rating, general economic conditions (including effects on among other things, mortgage-backed securities), applicable Bank policy requirements for retained earnings levels and the ratio of market value of equity to par value of Bank capital stock, the
Bank's ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), business and capital plan adjustments and amendments, legislative and regulatory actions or approvals, interest-rate volatility, our ability to appropriately manage our cost of funds and the cost-effectiveness of our funding, hedging and asset-liability management activities.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason. This document also contains non-GAAP financial information. Because of the nature of (1) OTTI charges; (2) the gain on sale of an OTTI security;
and (3) gain on the sale of the Bank’s Lehman derivatives claim, the Bank believes that adjusting net income for these items and evaluating results as adjusted (which the Bank defines as “adjusted earnings") is important in order to understand how the Bank is performing with respect to its primary business operations and to provide meaningful comparisons to prior periods.  Adjusted earnings are considered to be a non-GAAP measurement. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results and providing meaningful period-to-period comparisons.
Cautionary Statement Regarding Forward-
Looking Information and Adjusted Information

2012 2011
Over/
(Under)
Net interest income 92.1 $    75.2 $    16.9 $
Provision for credit losses 0.1         3.9         (3.8)
Net OTTI credit losses (10.8)      (31.3)      20.5
All other income 3.7         12.6       (8.9)
Other expenses 34.9       32.0       2.9
Income before assessments 50.0       20.6       29.4
AHP/REFCORP 5.0         5.4         (0.4)
GAAP net income 45.0 $    15.2 $    29.8 $
Net interest margin (bps) 34 29 5
Six months ended June 30,
Financial Highlights – Statement of Income
(in millions)

Quarterly Adjusted Earnings
2Qtr 12 1Qtr 12 4Qtr 11 3Qtr 11 2Qtr 11
GAAP net income 23.2 $   21.8 $   10.9 $   11.9 $   12.7 $
Adjustments:
   Net OTTI credit losses (3.6)       (7.2)        (7.6)        (6.2)        (10.8)
Gain on sale of an OTTI
7.3
Sale of Lehman claim
1.9
   AHP/REFCORP 0.4         0.7         0.7         0.4         0.9
Adjusted earnings 26.4 $   28.3 $   17.8 $   15.8 $   15.3 $
Prepayment fees on
advances, net
7.4 $     4.7 $      5.0 $      1.4 $      - $
(in millions)

Financial Highlights – Selected Balance Sheet
2012 2011 Amount
Average:
Total assets 55,212 $  53,399 $  1,813 $    3%
Advances 31,761     27,246     4,515       17
Total investments 19,120     21,392     (2,272)      (11)
June 30, Dec 31,
2012 2011 Amount
Spot:
Advances 33,617 $  30,605 $  3,012 $    10%
PLMBS (par) 3,336       3,794       (458)         (12)
Retained earnings 479          435          44            10
AOCI (79)           (162)         83            51
Percent
Over/(Under)
Over/(Under)
Six months ended June 30,
Percent
(in millions)
(in millions)

Net OTTI Recognized
Life to date, 52 securities have had an OTTI credit loss recorded with current par of $1.9 billion. This represents 57% of the PLMBS portfolio
In the second quarter of 2012, seven securities had an OTTI credit loss
No new CUSIPs determined to be other-than-temporarily impaired in second quarter 2012
Actual cash losses of approximately $32.9 million life-to-date
Total Credit Losses
Par Balance 2nd Qtr 1st Qtr Full Year Full Year Life-to-
6/30/12 2012 2012 2011 2010 Date
Private label MBS
Prime 944 $      3 $           5 $           16 $          109 $        229 $
Alt-A 941 1              1              28 48 214
Subprime & HELOC 28 -               1              1                1 10
Total 1,913 $   4 $           7 $           45 $          158 $        453 $
(in millions)

PLMBS - Par and Price By Vintage

0
10
20
30
40
50
60
70
80
90
100
-
1,000
2,000
3,000
4,000
5,000
6,000
7,000
8,000
9,000
12/31/08 12/31/09 12/31/10 12/31/11 06/30/12
Price
2007
2006
2005
2004 & Earlier
Total Portfolio
2007
2006
2005
2004 & Earlier
Millions
Lines represent
prices
Bars represent
proportion of
unpaid
principal balance

Capital and Risk-Based Requirements
June 30, Mar 31, Dec 31,
2012 2012 2011
Permanent capital
(1)
3,796 $       3,748 $      3,871 $
Risk-based capital requirement:
Credit risk capital 648 $          679 $         678 $
Market risk capital 105             186            139
Operations risk capital 225             259            245
Total risk-based capital requirement 978 $          1,124 $      1,062 $
Excess permanent capital 2,818 $       2,624 $      2,809 $
Percentage of requirement 388% 333% 365%
Capital ratio (4% minimum) 6.8% 7.0% 7.4%
Leverage ratio (5% minimum) 10.2% 10.6% 11.2%
Market value/capital stock (MV/CS) 105.7% 103.9% 96.9%
(in millions)
(1)
Permanent capital includes excess capital stock of $1,037  $1,125, and $1,294 at June 30, 2012,
March 31, 2012 and December 31, 2011 respectively.
First quarter 2012 capital classification “adequately capitalized.” However, our regulator has maintained concerns regarding our level of retained earnings and the poor quality of the PLMBS portfolio.

• Dividend declared based on second quarter 2012 results
° Equal to annual yield of 0.10%
° Based on average stock outstanding for the second quarter 2012
° Payment date:  July 31, 2012
• Partial excess capital stock repurchase
° Excess capital stock repurchased – approximately $200 million
° Effective date:  July 30, 2012
° Payment date:  July 31, 2012
• No significant impact on:
° Risk and capital adequacy measures
° Members’ excess ownership percentage
• Decisions for any future repurchases and/or dividend payments will be based on the following:
° Increased retained earnings
° Reduced negative AOCI levels
° Adequate excess regulatory capital
° MV/CS > 90%
° Positive GAAP earnings which are sustainable for the foreseeable future
Dividend Payment & Excess Stock Repurchase

Member Audio/Web Conference August 2, 2012